Exhibit 99.1
December 23, 2002

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Robert Stickler, Bank of America, 704.386.8465

Bank of America Reaches Broad Settlement Covering Open Tax Years;
Discusses Earnings Outlook Including Higher Provision for Loan Losses

CHARLOTTE — Bank of America Corporation today announced an agreement with the Internal Revenue Service, which has been approved by the Joint Committee on Taxation, finally determining all federal income tax liabilities through 1999.

The company has previously paid approximately $8.9 billion of federal income tax for the years closed by the settlement and as a result of the settlement will pay an additional $30 million.

Also, as a result of the settlement, Bank of America will record additional after-tax income of $488 million in the fourth quarter of 2002, resulting from a reduction in previously accrued taxes.

The tax settlement resolves issues for numerous tax returns of Bank of America and various predecessor companies generally covering tax years from 1984 to 1999, but including returns as far back as 1971. Several of the innovative dispute resolution techniques recently created by the IRS Office of Appeals and the IRS Large and Mid-Size Business Division to deal with its largest taxpayers, such as a modified “fast-track” process, were employed by the Company and the IRS to accelerate the time it would have normally taken to resolve numerous and complex issues.

Separately, the company expects both provision for loan losses and net charge-offs in the fourth quarter to be approximately $1.2 billion, which is higher than in previous quarters.

The primary factors driving higher net charge-offs were losses associated with the bankruptcy of a major airline as well as increased weakness in the utilities sector. Additional details will be provided when Bank of America announces fourth quarter earnings in January.

As a result of the gain from the tax settlement and higher provision for loan losses in the fourth quarter, Bank of America now expects to report earnings per share in the $5.87 to $5.92 range for the full year 2002, which would be from $9.17 billion to $9.27 billion in net income.

“We have been talking about event risk for most of this year. Although we could not predict when it would hit, we have been fully prepared to deal with events such as this bankruptcy and are doing so aggressively,” said Ken Lewis, chairman and chief executive officer.

“The diversity and earning strength of our company enables us to address credit issues as they arise and still report impressive earnings, which should be around $2.5 billion in the fourth quarter,” Lewis said. “Our major businesses are performing well. While economic conditions remain uncertain, we expect to continue to grow our earnings next year and are comfortable with the consensus estimates for 2003.”

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Forward Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6)changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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